Exhibit 99.1

Consent of Robert E. Harrison

I, Robert E. Harrison, hereby consent to being named as a nominee for director of DimonStandard Incorporated in the Joint Proxy Statement/Prospectus of DIMON Incorporated and Standard Commercial Corporation, as filed with the Securities and Exchange Commission on January 19, 2005 as part of a Registration Statement on Form S-4 of DIMON Incorporated, and in any amendments or supplements thereto.

/s/ Robert E. Harrison

Wilson, North Carolina

January 19, 2005